Contact:   Edward F. Seserko
    President and CEO
    (412) 681-8400

                       For Immediate Release
                      November 2, 2011

EUREKA FINANCIAL CORP. ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2011

Pittsburgh, Pennsylvania – Eureka Financial Corp., Pittsburgh, Pennsylvania (the “Company”), the parent company for Eureka Bank, today announced net income for the three months ended September 30, 2011 of $353,000, or $0.28 diluted earnings per share, as compared to a net loss of $17,000, or $0.01 diluted earnings per share, for the three months ended September 30, 2010.  For the year ended September 30, 2011, the Company reported net income of $1.3 million, or $1.03 diluted earnings per share, as compared to net income of $719,000, or $0.57 diluted earnings per share, for the fiscal year ended September 30, 2010.  The increased income in the periods was primarily due to increases in net interest income and non-interest income partially offset by increased non-interest expense.  The decreased non-interest income for the quarter and year ended September 30, 2010 was due to losses recognized by the Company in connection with the sale of its remaining holdings of Fannie Mae and Freddie Mac preferred stock.

President and Chief Executive Officer Edward Seserko stated, “The Company was able to have a very strong year in this tough economic environment.  The Company’s assets increased $10.3 million, or 8.1%, from $127.3 million at September 30, 2010 to $137.6 million at September 30, 2011, primarily due to a $6.0 million, or 26.2%, increase in cash and investments and a $6.5 million, or 6.6%, increase in loans. The increase in cash and investments was primarily due to additional securities purchased with the proceeds from our second-step conversion completed in February 2011.  At September 30, 2011, the Bank remains well capitalized with a core capital ratio of 13.26%, which exceeds regulatory requirements.  Also, non-accruing loans, or loans over 90 days delinquent, consisted of only one loan totaling $22,000 at September 30, 2011, on a loan portfolio in excess of $104 million.”

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in the city of Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited)
	September 30,	September 30,
	2011	2010

Total assets	$137,584	$127,310
Cash and investments	28,988	22,968
Loans receivable, net	104,456	98,034
Allowance for loan losses	(1,000)	(905)
Deposits	114,784	111,044
Total liabilities	116,119	113,181
Stockholders' equity	$21,465	$14,129

Nonaccrual loans	$22	$58
Repossessed real estate	0	0
Total nonperforming assets	$22	$58

Allowance for loan losses to nonperforming loans	4545.45%	1560.34%
Nonperforming loans to net loans	0.02%	0.06%
Nonperforming assets to total assets	0.02%	0.05%
Book value per share	$16.33	$11.20
Number of common shares outstanding	1,314,705	1,261,231

	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Interest income	$1,734	$1,582	$6,711	$6,197
Interest expense	396	495	1,749	2,051
Net interest income	1,338	1,087	4,962	4,146
Provision for loan losses	30	35	95	75

Net interest income after provision for loan losses	1,308	1,052	4,867	4,071
Noninterest (loss) income	24	(252)	83	(215)
Noninterest expense	804	762	3,014	2,682

Income before income taxes	528	38	1,936	1,174
Income tax expense (benefit)	175	55	619	455

Net (loss) income	$353	$(17)	$1,317	$719